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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the reference to our firm under the captions "Selected Consolidated Financial Data" and "Experts" and to the use of our report dated July 27, 2000, in the Registration Statement (Form S-1) and related Prospectus of Synaptics Incorporated for the registration of shares of its common stock.

Our audits also included the financial statement schedule of Synaptics Incorporated listed in Item 16(b). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                       /s/  ERNST & YOUNG LLP

San Jose, California
February 21, 2001